NOVATION AGREEMENT

dated as of April 24, 2014 among:

BP Energy Company (the "**Remaining Party**")

Summer Energy, LLC (the "**Transferor**")

AND

DTE Energy Trading, Inc. (the "**Transferee**").

The Transferor and the Remaining Party have entered into one or more Transactions as identified in the attached Exhibit A (each an "**Old Transaction**"). subject to an EEI Master Power Purchase and Sale Agreement dated as of August 9, 2011 (the "**Old Agreement**").

The Remaining Party and the Transferee have entered into a Master Agreement (the "**New Agreement**") dated as of March 28, 2002.

With effect from and including May 1, 2014 (the "**Novation Date**"), the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of each Old Transaction, with the effect that the Remaining Party and the Transferee enter into a new transaction (each a "**New Transaction**") between them having terms identical to those of each Old Transaction, as more particularly described below.

The Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the New Transactions.

The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Old Transactions.

Accordingly, the parties agree as follows: —

1. Definitions.

Terms defined in the ISDA Master Agreement (Multicurrency-Cross Border) as published in 1992 by the International Swaps and Derivatives Association, Inc., (the "**1992 ISDA Master Agreement**") are used herein as so defined, unless otherwise provided herein.

2. Transfer, Release, Discharge and Undertakings.

With effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a) the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to each Old Transaction and their respective rights against each other thereunder are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Old Transaction;

(b) in respect of each New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to each corresponding Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date);

(c) each New Transaction shall be governed by and form part of the New Agreement and shall be deemed to be confirmed by this Novation Agreement for each New Transactions listed on Exhibit A (and, accordingly, this Novation Agreement, including its Exhibit A, shall be deemed to constitute a "Confirmation" within the meaning of the New Agreement); and

(d) the parties agree to execute any additional documents needed to effect the novation.

3. **Representations and Warranties.**

(a) On the date of this Novation Agreement:

(i) Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A) as of the Novation Date, all obligations of the Transferor and the Remaining Party under each Old Transaction required to be performed on or before the Novation Date have been fulfilled.

(b) The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any New Transaction or the New Agreement or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under any New Transaction or the New Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

4. Counterparts.

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

5. Costs and Expenses.

The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

6. Amendments.

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

7. Governing Law.

This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof that would apply the laws of another jurisdiction.

IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

Summer Energy, LLC	BP Energy Company
By: *Travis Andrews*	By: *[signature]*
Name: Travis Andrews	Name: RANDALL W. PRESCOTT
Title: SVP, Risk Management	Title: ATTORNEY-IN-FACT
Date: 04/24/2014	Date: 4/24/2014

DTE Energy Trading, Inc.

LEGAL

By: *Gregory V. Staton*

Name: Gregory V. Staton

Title: Vice President & General Counsel

Date: 04/25/2014

JBS